News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA ANNOUNCES INTENT TO OFFER $150 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2016

CINCINNATI – Feb. 4, 2008 – Chiquita Brands International, Inc. (NYSE: CQB) today announced that it intends to offer, subject to market and other conditions, a new issue of $150 million of Convertible Senior Notes due 2016 under the company's existing shelf registration statement.  The Notes will be unsecured unsubordinated obligations of the company and will be convertible under specified circumstances, as described in the prospectus.  The company intends to use the net proceeds from the offering to repay a portion of the outstanding amounts under the Term Loan C of the company's senior secured credit facility.

Goldman, Sachs & Co. and Morgan Stanley & Co. are the joint book-running managers for the offering. A prospectus relating to the offering may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com. A prospectus may also be obtained from Morgan Stanley & Co., Prospectus Department, 180 Varick Street, New York, New York 10014, via telephone at 1-866-718-1649, or via email at prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4.7 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 25,000 people operating in more than 70 countries worldwide.

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Chiquita Brands International

Convertible Offering

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including changes in the competitive environment in Europe, following the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive conditions; access to, and cost of, capital; our ability to achieve the cost savings and other benefits anticipated from the restructuring announced in October 2007; cost increases and our ability to pass them through to the consumer; product recalls and other events affecting the industry and consumer confidence in our products; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending claims and governmental investigations involving the company and legal fees and other costs incurred in connection with them.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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